2451 N. McMullen Booth Road Suite.308 Clearwater, FL 33759 855.334.0934 Toll free

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form S-1 Amendment 1, of our review report dated November 21, 2012 and January 9, 2013 on the unaudited interim financial statements as of September 30, 2012 and for the nine months ended September 30, 2012 and 2011.

On December 17, 2012, the audit firm of Drake & Klein CPAs changed its name to DKM Certified Public Accountants.  The change was reported to the PCAOB as a change of name.  This is not a change of auditors for the Company.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

f/k/a Drake & Klein CPAs

Clearwater, Florida

February 13, 2013

PO Box 2493 Dunedin, FL 34697-2493 727-512-2743	2451 McMullen Booth Rd. Suite 210 Clearwater, FL 33759-1362